UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. )*

Restoration Robotics, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Names of Reporting Persons. Alloy Ventures 2002, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,668,269 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,668,269 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,668,269 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.8% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller”, and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

 (2)   The shares are held by 2002 Ventures. GP 2002 serves as the sole general partner of 2002 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Alloy Partners 2002, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 45,041 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 45,041 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 45,041 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller”, and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

 (2)   The shares are held by 2002 Ventures. GP 2002 serves as the sole general partner of 2002 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Alloy Ventures 2002, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,713,310 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,713,310 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,713,310 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.9% (3)

12	Type of Reporting Person* OO

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin Hanafi and Hunkapiller, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes 1,668,269 shares held by 2002 Ventures and 45,041 shares held by 2002 Partners.  GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Alloy Ventures 2005, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,713,317 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,713,317 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,713,317 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.9% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller”, and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

 (2)   The shares are held by 2005 Ventures. GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Alloy Ventures 2005, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,713,317 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,713,317 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,713,317 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.9% (3)

12	Type of Reporting Person* OO

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller”, and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   The shares are held by 2005 Ventures. GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Craig Taylor

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 3,426,627 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 3,426,627 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,426,627 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.8% (3)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 45,041 shares held by 2002 Partners; (ii) 1,668,269 shares held by 2002 Ventures; and (iii) 1,713,317 shares held by 2005 Ventures.  GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners;.  GP 2005 serves as the sole general partner of Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. John Shoch

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,426,627 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,426,627 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,426,627 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.8% (3)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 45,041 shares held by 2002 Partners; (ii) 1,668,269 shares held by 2002 Ventures; and (iii) 1,713,317 shares held by 2005 Ventures.  GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners.  GP 2005 serves as the sole general partner of Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by Ventures.

(3 This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Douglas Kelly

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,426,627 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,426,627 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,426,627 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.8% (3)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 45,041 shares held by 2002 Partners; (ii) 1,668,269 shares held by 2002 Ventures; and (iii) 1,713,317 shares held by 2005 Ventures.  GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners.  GP 2005 serves as the sole general partner of Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Tony Di Bona

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,426,627 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,426,627 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,426,627 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.8% (3)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 45,041 shares held by 2002 Partners; (ii) 1,668,269 shares held by 2002 Ventures; and (iii) 1,713,317 shares held by 2005 Ventures.  GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin, and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners.  GP 2005 serves as the sole general partner of Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by Ventures.

(3)   This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Daniel Rubin

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,426,627 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,426,627 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,426,627 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.8% (3)

12	Type of Reporting Person* IN

(1)           This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)           The shares are held by 2005 Ventures. GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)           This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Ammar Hanafi

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,713,317 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,713,317 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,713,317 shares of Common Stock (2)(4)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.9% (3)

12	Type of Reporting Person* IN

(1)           This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)           The shares are held by 2005 Ventures. GP 2005 serves as the sole general partner of  2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)           This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

1	Names of Reporting Persons. Michael Hunkapiller

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,713,317 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,713,317 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,713,317 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.9% (3)

12	Type of Reporting Person* IN

(1)           This Schedule 13G is filed by Alloy Ventures 2002, L.P. (“2002 Ventures”), Alloy Partners 2002, L.P. (“2002 Partners”), Alloy Ventures 2002, LLC (“GP 2002”), Alloy Ventures 2005, L.P., (“2005 Ventures”), Alloy Ventures 2005, LLC, (“GP 2005”), Craig Taylor (“Taylor”), John Shoch (“Shoch”), Douglas Kelly (“Kelly”), Tony Di Bona (“Di Bona”), Daniel Rubin (“Rubin”), Ammar Hanafi (“Hanafi”), and Michael Hunkapiller (“Hunkapiller” and together with 2002 Ventures, 2002 Partners, GP 2002, 2005 Ventures, GP 2005, Taylor, Shoch, Kelly, Di Bona, Rubin, and Hanafi, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)           The shares are held by 2005 Ventures. GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)           This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Restoration Robotics, Inc. (the “Issuer”).

Item 1
(a)	Name of Issuer: Restoration Robotics, Inc.
Address of Issuer’s Principal Executive Offices: 128 Baytech Drive San Jose, CA 95134

Item 2
(a)

Name of Person(s) Filing:
Alloy Partners 2002, L.P. (“2002 Partners”)

Alloy Ventures 2002, L.P. (“2002 Ventures”)

Alloy Ventures 2002, LLC (“GP 2002”)

Alloy Ventures 2005, L.P. (“2005 Ventures”)

Alloy Ventures 2005, LLC (“GP 2005”)

Craig Taylor (“Taylor”)

John Shoch (“Shoch”)

Douglas Kelly (“Kelly”)

Tony Di Bona (“Di Bona”)

Daniel Rubin (“Rubin”)

Ammar Hanafi (“Hanafi”)

Michael Hunkapiller (“Hunkapiller”)

(b)	Address of Principal Business Office: c/o Alloy Ventures 1415 Hamilton Avenue Palo Alto, CA 94301
(c)	Citizenship:

	Entities:	2002 Ventures		California, United States of America
		2002 Partners		California, United States of America
		GP 2002		California, United States of America
		2005 Ventures	-	California, United States of America
		GP 2005	-	California, United States of America

	Individuals:	Taylor	-	United States of America
		Shoch	-	United States of America
		Kelly	-	United States of America
		Di Bona	-	United States of America
		Rubin	-	United States of America
		Hanafi	-	United States of America
		Hunkapiller	-	United States of America
(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 98386L101

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2017:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3)
2002 Partners	45,041	0	45,041	0	45,041	45,041	0.2%
2002 Ventures	1,668,269	0	1,668,269	0	1,668,269	1,668,269	5.8%
GP 2002 (1)	0	0	1,713,310	0	1,713,310	1,713,310	5.9%
2005 Ventures	1,713,317	0	1,713,317	0	1,713,317	1,713,317	5.9%
GP 2005 (2)	0	0	1,713,317	0	1,713,317	1,713,317	5.9%
Taylor (1)(2)	0	0	3,426,627	0	3,426,627	3,426,627	11.8%
Shoch (1)(2)	0	0	3,426,627	0	3,426,627	3,426,627	11.8%
Kelly (1)(2)	0	0	3,426,627	0	3,426,627	3,426,627	11.8%
Di Bona (1)(2)	0	0	3,426,627	0	3,426,627	3,426,627	11.8%
Rubin (2)	0	0	3,426,627	0	3,426,627	3,426,627	11.8%
Hanafi (2)	0	0	1,713,317	0	1,713,317	1,713,317	5.9%
Hunkapiller (2)	0	0	1,713,317	0	1,713,317	1,713,317	5.9%

(1) GP 2002 serves as the sole general partner of 2002 Ventures and 2002 Partners and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Rubin and Di Bona are managing directors of GP 2002 and share voting and dispositive power over the shares held by 2002 Ventures and 2002 Partners.

(2) GP 2005 serves as the sole general partner of 2005 Ventures and owns no securities of the Issuer directly.  Taylor, Shoch, Kelly, Di Bona, Rubin, Hanafi and Hunkapiller are managing directors of GP 2005 and share voting and dispositive power over the shares held by 2005 Ventures.

(3)  This percentage is calculated based upon 28,930,095 shares of Common Stock outstanding as of October 31, 2017 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 21, 2017.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2018

Alloy Ventures 2002, L.P.

By:	Alloy Ventures 2002, LLC
Its:	General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Partners 2002, L.P.

By:	Alloy Ventures 2002, LLC
Its:	General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2002, LLC

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2005, L.P.

By:	Alloy Ventures 2005, LLC
Its:	General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2005, LLC

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

/s/ Tony Di Bona as attorney-in-fact
Craig Taylor

/s/ Tony Di Bona as attorney-in-fact
John Shoch

/s/ Tony Di Bona as attorney-in-fact
Douglas Kelly

/s/ Tony Di Bona as attorney-in-fact
Tony Di Bona

/s/ Tony Di Bona as attorney-in-fact
Daniel Rubin

/s/ Tony Di Bona as attorney-in-fact
Ammar Hanafi

/s/ Tony Di Bona as attorney-in-fact
Michael Hunkapiller

Exhibit(s):

A - Joint Filing Statement

Exhibit A

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Restoration Robotics, Inc. is filed on behalf of each of us.

Dated: February 13, 2018

Alloy Ventures 2002, L.P.

By: Alloy Ventures 2002, LLC
Its: General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Partners 2002, L.P.

By: Alloy Ventures 2002, LLC
Its: General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2002, LLC

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2005, L.P.

By: Alloy Ventures 2005, LLC
Its: General Partner

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

Alloy Ventures 2005, LLC

By:	/s/ Tony Di Bona as attorney-in-fact
Managing Director

/s/ Tony Di Bona as attorney-in-fact
Craig Taylor

/s/ Tony Di Bona as attorney-in-fact
John Shoch

/s/ Tony Di Bona as attorney-in-fact
Douglas Kelly

/s/ Tony Di Bona as attorney-in-fact
Tony Di Bona

/s/ Tony Di Bona as attorney-in-fact
Daniel Rubin

/s/ Tony Di Bona as attorney-in-fact
Ammar Hanafi

/s/ Tony Di Bona as attorney-in-fact
Michael Hunkapiller